EXHIBIT 10.62
IDM Pharma, Inc.
2000 Stock Plan
Restricted Stock Bonus Agreement
     Pursuant to the Restricted Stock Bonus Grant Notice (“Grant Notice”) and this Restricted Stock Bonus Agreement (collectively, the “Award”) and in consideration of your past services, IDM Pharma, Inc. (the “Company”) has awarded you a stock bonus under its 2000 Stock Plan (the “Plan”) for the number of shares of the Company’s Common Stock subject to the Award as indicated in the Grant Notice. Defined terms not explicitly defined in this Restricted Stock Bonus Agreement but defined in the Plan shall have the same definitions as in the Plan.
     The details of your Award are as follows:
     1. Vesting. Subject to the limitations contained herein, your Award will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.
     2. Number of Shares. The number of shares subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in the Section 12(a) of the Plan.
     3. Securities Law Compliance. You may not be issued any shares under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
     4. Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, you shall not sell, assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Common Stock while the Common Stock is subject to the Reacquisition Right described in Section 5 below. After any Common Stock has been released from the Reacquisition Right, you shall not sell, assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Common Stock except in compliance with the provisions herein and applicable securities laws.
     5. Right of Reacquisition. To the extent provided in the Company’s bylaws, as amended from time to time, the Company shall have the right to reacquire all or any part of the shares received pursuant to your Award (a “Reacquisition Right”).
     6. Effect of Certain Corporate Transactions. In the event of a corporate transaction as described in Section 12 of the Plan where an acquiring or surviving corporation assumes, continues or substitutes your Award, the Reacquisition Right may be assigned by the Company to the successor of the Company (or such successor’s parent company), if any, in connection with such corporate transaction. To the extent the Reacquisition Right remains in effect following such corporate transaction, it shall apply to the new capital stock or other property received in exchange for the Common Stock in consummation of the corporate transaction, but only to the extent the Common Stock was at the time covered by such right.
     7. Restrictive Legends. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.
     8. Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your employment. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
     9. Withholding Obligations.
          (a) At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award.
          (b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.
     10. Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
     11. Miscellaneous.
          (a) The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.
          (b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
          (c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

     12. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

IDM Pharma, Inc.
Restricted Stock Bonus Grant Notice
(2000 Stock Plan)
IDM Pharma, Inc. (the “Company”), pursuant to its 2000 Stock Plan (the “Plan”), hereby awards to Participant as a bonus the number of shares of the Company’s Common Stock set forth below (“Award”). This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Bonus Agreement and the Plan, each of which is attached hereto and incorporated herein in their entirety.

Participant:	Emile Loria, M.D.
Date of Grant:	December 30, 2005
Vesting Commencement Date:	December 30, 2005
Number of Shares Subject to Award:	50,000
Consideration:	Participant’s Past Services

Vesting Schedule:	100% of the shares will vest immediately.
Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Bonus Grant Notice, the Restricted Stock Bonus Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Bonus Grant Notice, the Restricted Stock Bonus Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

Other Agreements:	None

IDM Pharma, Inc.		Participant:

By:	/s/ Robert De Vaere	/s/ Emile Loria

	Signature		Signature

Title:	CFO	Date:	January 4, 2006

Date:	January 4, 2006

Attachments:	Restricted Stock Bonus Agreement 2000 Stock Plan.